                          [CIGNA NEWS RELEASE LETTERHEAD]


                                   EXHIBIT 20

For Release:            IMMEDIATE

                        ROBERT W. SULLIVAN, FINANCIAL RELATIONS - (215) 761-6130
Contact:                MICHAEL J. MONROE, MEDIA RELATIONS  - (215) 761-6133


                       CIGNA'S THIRD QUARTER 1995 RESULTS

PHILADELPHIA, OCTOBER 31, 1995 -- CIGNA Corporation (NYSE:CI) today reported third quarter 1995 operating income* of $270 million, or $3.70 per share, before an $849 million after-tax adjustment for asbestos and environmental (A&E) net reserve, cost reduction and unrecoverable reinsurance charges. This compares with third quarter 1994 operating income, excluding adjustments, of $149 million, or $2.06 per share. Third quarter 1995 operating income includes no A&E charges as compared to $42 million of such charges in the third quarter of 1994. Including the referenced adjustments, third quarter 1995 operating losses were $579 million, or a loss of $7.94 per share, compared with operating income of $122 million, or $1.69 per share in 1994.

"CIGNA's third quarter 1995 operating results, before adjustments, continue to demonstrate solid progress, primarily reflecting the improvement in our Property and Casualty business. The significant reserve strengthening and cost reduction actions taken during the quarter position us for further improvements in operating results," said Wilson H. Taylor, CIGNA's Chief Executive Officer.

* Operating income (loss) is defined as net income (loss) excluding realized investment gains and losses.

Operating income for the nine months of 1995, before adjustments, was $605 million, or $8.33 per share, compared with $369 million, or $5.10 per share, in 1994. Including adjustments, the operating loss for the nine months of 1995 was $244 million, or a loss of $3.36 per share, compared with operating income of $342 million, or $4.73 per share in 1994.

The third quarter and nine months of 1995 reflect a $774 million after-tax charge for strengthening net reserves for A&E claims and unrecoverable reinsurance. The A&E actions will significantly reduce future charges for these exposures in the Property and Casualty segment.

The Property and Casualty and Employee Life & Health Benefits segments reported after-tax cost reduction charges of $55 million and $20 million, respectively, in the third quarter and nine months of 1995, primarily for severance and other related expenses. These actions are expected to reduce future operating expenses, primarily payroll-related, in each segment.

Results for the third quarter and nine months of 1994 included a $26 million after-tax charge for property and casualty reinsurance reserve strengthening and a $9 million after-tax charge for CIGNA's withdrawal from the property and casualty reinsurance business.

Further information on the third quarter and nine months of 1995 and 1994, before and after adjustments, is provided on the attached supplemental financial information page.

THE FOLLOWING SEGMENT DISCUSSIONS OF OPERATING RESULTS EXCLUDE THESE
ADJUSTMENTS.

SEGMENT RESULTS:

EMPLOYEE LIFE AND HEALTH BENEFITS

This segment, which includes CIGNA's HMO and indemnity operations, had operating income of $136 million in the third quarter of 1995. This compares with operating income of $132 million in the third quarter of 1994. For the nine months of 1995, operating income was $369 million, compared with $381 million in 1994.

HMO medical membership grew by approximately 378,000 covered lives or 11% since year end 1994 and by 476,000 covered lives or 14% since September 30, 1994.

EMPLOYEE RETIREMENT AND SAVINGS BENEFITS

This segment, which operates in the defined contribution and defined benefit pension markets, had operating income of $48 million in the third quarter of 1995. This compares with operating income of $46 million in the third quarter of 1994. For the nine months of 1995, operating income was $143 million, compared with $138 million in 1994.

Assets under management at September 30, 1995 were $37.2 billion, an increase of 9% from $34.3 billion as of September 30, 1994.

INDIVIDUAL FINANCIAL SERVICES

This segment, which includes individual and corporate-owned life insurance; life, accident and health reinsurance; and annuity businesses, had operating income of $36 million in the third quarter of 1995, compared with $33 million in the third quarter of 1994. For the nine months of 1995, operating income was $112 million, compared with $96 million in 1994.

PROPERTY AND CASUALTY

The property and casualty (P&C) segment had operating income of $66 million for the third quarter of 1995. This compares with an operating loss of $45 million for the third quarter of 1994. Third quarter 1995 results include no charges for A&E, while the third quarter of 1994 includes A&E charges of $42 million. For the nine months of 1995, operating income was $35 million, compared with a loss of $206 million in 1994.

The International division had operating income for the third quarter of 1995 of $34 million, compared with $17 million in 1994. The Domestic division had income of $31 million for the third quarter of 1995, compared with a loss of $17 million in 1994.

The GAAP combined ratio after policyholders' dividends for the International and Domestic divisions in the third quarter of 1995 was 93 and 116, respectively. The consolidated GAAP combined ratio after policyholders' dividends was 106 and 115 for the third quarter and nine months of 1995, compared with 119 and 125 for the comparable periods of 1994.

The third quarter and nine months of 1995 included pre-tax catastrophe losses of $8 million and $59 million, respectively. This compares with catastrophe losses of $11 million and $146 million for the respective periods of 1994.

OTHER

Other Operations, which includes unallocated investment income, expenses and taxes, as well as the results of CIGNA's investment and real estate subsidiaries and settlement annuity business, had an operating loss of $16 million in the third quarter of 1995. This compares with an operating loss of $17 million in the third quarter of 1994. For the nine months of 1995, the operating loss was $54 million, compared with $40 million in 1994. The nine months of 1994 included a $20 million after-tax gain from the sale of a business.

NET INCOME (LOSS)

Consolidated net income for the quarter, before the noted adjustments, was $283 million ($3.88 earnings per share), compared with $151 million ($2.08 per share) a year ago. For the nine months of 1995, consolidated net income was $778 million ($10.71 per share), compared with $400 million ($5.52 per share) a year ago. Including the adjustments, the net loss for the quarter was $566 million ($7.76 per share), compared with income of $123 million ($1.70 per share) a year ago. For the nine months of 1995, the consolidated net loss, including the adjustments, was $71 million ($0.98 per share), compared with income of $372 million ($5.14 per share) a year ago.

The 1995 third quarter consolidated results included after-tax realized investment gains of $13 million ($0.18 per share), compared with gains of $1 million ($0.01 per share) for the same period of 1994. The nine months of 1995 consolidated net income included after-tax realized investment gains of $173 million ($2.38 per share) compared with gains of $30 million ($.41 per share) for the same period of 1994. The significant investment gains in the nine months of 1995 reflect the effects of restructuring several portfolios.

REVENUES

Consolidated revenues for the third quarter of 1995 and 1994 were $4.6 billion. For the nine months of 1995, consolidated revenues were $14.1 billion versus $13.7 billion in 1994.

ASSETS / SHAREHOLDERS' EQUITY

Assets at September 30, 1995 were approximately $94 billion, compared with approximately $86 billion at year-end 1994. Shareholders' equity was $6.4 billion ($86.38 per share) at September 30, 1995, compared with $5.8 billion ($80.46 per share) at December 31, 1994. The increase in Shareholders' equity reflects an increase of approximately $725 million in the unrealized appreciation of fixed maturities carried at fair value, due to the downward movement of interest rates.

REDEMPTION OF CONVERTIBLE SUBORDINATED DEBENTURES

In late September 1995, CIGNA announced the redemption of all outstanding 8.20% convertible subordinated debentures due July 10, 2010. Shareholders' equity per share at September 30, 1995, assuming full conversion of the debentures, would have been $83.75 per share. Assuming full conversion for the third quarter of 1995, operating income, excluding the noted adjustments, would have been $3.57 per share.
                                      ###

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)                     [CIGNA LOGO]



                                                         Three Months Ended                    Nine Months Ended
                                                            September 30,                         September 30,
                                                        1995            1994                  1995            1994
                                                  -------------   ------------          --------------  ---------------
REVENUES
    Premiums and fees                             $       3,408   $       3,497         $      10,340   $      10,307
    Net investment income                                 1,080             980                 3,192           2,940
    Other revenues                                          134             117                   391             372
    Realized investment gains                                20               6                   226              50
                                                   ------------    ------------          ------------    ------------
         Total                                    $       4,642   $       4,600         $      14,149   $      13,669
                                                   ============    ============          ============    ============

OPERATING INCOME (LOSS) BY SEGMENT*
    Employee Life and Health Benefits:
        Indemnity                                 $          78   $          82         $         204   $         222
        HMOs                                                 38              50                   145             159
                                                   ------------    ------------          ------------    ------------
                                                            116             132                   349             381
    Employee Retirement and Savings
      Benefits                                               48              44                   143             136
    Individual Financial Services                            36              33                   112              96
    Property and Casualty:
       Domestic                                             (68)             (6)                  (40)            (84)
       International                                         34              13                    76              20
       Other, primarily reinsurance                         (43)            (37)                  (43)            (51)
                                                   ------------    ------------          ------------    ------------
          Operations                                        (77)            (30)                   (7)           (115)
       Asbestos and Environmental Losses                   (686)            (42)                 (787)           (118)
                                                   ------------    ------------          ------------    ------------
             Total Property and Casualty                   (763)            (72)                 (794)           (233)
     Other Operations                                       (16)            (15)                  (54)            (38)
                                                   ------------    ------------          ------------    ------------
        Total                                     $        (579)  $         122         $        (244)  $         342
                                                   ============    ============          ============    ============

NET INCOME (LOSS) BY SEGMENT
    Employee Life and Health Benefits             $         117   $         126         $         450   $         387
    Employee Retirement and Savings
      Benefits                                               48              47                   145             142
    Individual Financial Services                            37              31                   112             100
    Property and Casualty:
       Domestic                                             (65)             (4)                   12             (73)
       International                                         38              15                    79              28
       Other, primarily reinsurance                         (43)            (38)                  (44)            (53)
                                                   ------------    ------------          ------------    ------------
          Operations                                        (70)            (27)                   47             (98)
       Asbestos and Environmental Losses                   (686)            (42)                 (787)           (118)
                                                   ------------    ------------          ------------    ------------
             Total Property and Casualty                   (756)            (69)                 (740)           (216)
    Other Operations                                        (12)            (12)                  (38)            (41)
                                                   ------------    ------------          ------------    ------------
        Total                                     $        (566)  $         123         $         (71)  $         372
                                                   ============    ============          ============    ============

SHAREHOLDERS' EQUITY AT SEPTEMBER 30                                                    $       6,394   $       5,900
                                                                                         ============    ============

WEIGHTED AVERAGE SHARES
    OUTSTANDING  (THOUSANDS)                             72,908          72,354                72,561          72,318
                                                   ============    ============          ============    ============

EARNINGS PER SHARE:
    Operating income (loss)*                      $       (7.94)  $        1.69         $       (3.36)  $        4.73
    After-tax realized investment gains                    0.18            0.01                  2.38            0.41
                                                   ------------    ------------          ------------    ------------

    Net income (loss)                             $       (7.76)  $        1.70         $       (0.98)  $        5.14
                                                   ============    ============          ============    ============

Shareholders' equity per share at
  September 30                                                                          $       86.38   $       81.68
                                                                                         ============    ============


* Operating income is defined as net income excluding after-tax realized investment results.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FINANCIAL DATA EXCLUDING SPECIFIC ADJUSTMENTS - RESULTS OF OPERATIONS (Dollars in millions, except per share amounts)


For informational purposes, the following information presents the effects of the items noted below on published results of operations. The information presented in this manner does not conform with Generally Accepted Accounting Principles.


                                                            EMPLOYEE LIFE & HEALTH BENEFITS
                                                    ------------------------------------------------
                                                     INDEMNITY             HMOS              TOTAL
THREE MONTHS ENDED SEPTEMBER 30,                    1995   1994        1995   1994       1995   1994
                                                    ----   ----        ----   ----       ----   ----
Operating income (loss)  before adjustments          $87    $81         $49    $51       $136   $132
Asbestos/environmental charge                          -      -           -      -          -      -
Cost reduction charges                                (9)     -         (11)     -        (20)     -
Reinsurance charges                                    -      -           -      -          -      -
Tax audits                                             -      1           -     (1)         -      -
                                                    ----   ----        ----   ----       ----   ----
Operating income (loss) as published                  78     82          38     50        116    132
                                                    ----   ----        ----   ----       ----   ----

After-tax realized investment gains (losses)
    before adjustments                                 1     (6)          -      -          1     (6)
Tax audits                                             -      -           -      -          -      -
                                                    ----   ----        ----   ----       ----   ----
After-tax realized investment gains (losses)
    as published                                       1     (6)          -      -          1     (6)
                                                    ----   ----        ----   ----       ----   ----

Net income (loss)                                    $79    $76         $38    $50       $117   $126
                                                    ====   ====        ====   ====       ====   ====


Caption>
                                                       EMPLOYEE          INDIVIDUAL
                                                      RETIREMENT &         FINANCIAL            PROPERTY &
                                                    SAVINGS BENEFITS       SERVICES              CASUALTY
THREE MONTHS ENDED SEPTEMBER 30,                     1995   1994         1995   1994          1995       1994
                                                     ----   ----         ----   ----          ----       ----
Operating income (loss)  before adjustments           $48    $46          $36    $33           $66 *     ($45)*
Asbestos/environmental charge                           -      -            -      -          (686)         -
Cost reduction charges                                  -      -            -      -           (55)        (9)
Reinsurance charges                                     -      -            -      -           (88)       (26)
Tax audits                                              -     (2)           -      -             -          8
                                                     ----   ----         ----   ----          ----       ----
Operating income (loss) as published                   48     44           36     33          (763)       (72)
                                                     ----   ----         ----   ----          ----       ----

After-tax realized investment gains (losses)
    before adjustments                                  -      4            1     (2)            7          3
Tax audits                                              -     (1)           -      -             -          -
                                                     ----   ----         ----   ----          ----       ----
After-tax realized investment gains (losses)
    as published                                        -      3            1     (2)            7          3
                                                     ----   ----         ----   ----          ----       ----

Net income (loss)                                     $48    $47          $37    $31         ($756)      ($69)
                                                     ====   ====         ====   ====          ====       ====


                                                                                                         EARNINGS
                                                               OTHER            CONSOLIDATED            PER SHARE
THREE MONTHS ENDED SEPTEMBER 30,                            1995   1994           1995   1994          1995     1994
                                                            ----   ----           ----   ----          ----     ----
Operating income (loss)  before adjustments                 ($16)  ($17)          $270   $149         $3.70    $2.06
Asbestos/environmental charge                                  -      -           (686)     -         (9.41)       -
Cost reduction charges                                         -      -            (75)    (9)        (1.03)   (0.12)
Reinsurance charges                                            -      -            (88)   (26)        (1.20)   (0.36)
Tax audits                                                     -      2              -      8             -     0.11
                                                            ----   ----           ----   ----          ----     ----
Operating income (loss) as published                         (16)   (15)          (579)   122         (7.94)    1.69
                                                            ----   ----           ----   ----          ----     ----

After-tax realized investment gains (losses)
    before adjustments                                         4      3             13      2          0.18     0.02
Tax audits                                                     -      -              -     (1)            -    (0.01)
                                                            ----   ----           ----   ----          ----     ----
After-tax realized investment gains (losses)
    as published                                               4      3             13      1          0.18     0.01
                                                            ----   ----           ----   ----          ----     ----

Net income (loss)                                           ($12)  ($12)         ($566)  $123        ($7.76)   $1.70
                                                            ====   ====           ====   ====         =====     ====


                                                                     EMPLOYEE LIFE & HEALTH BENEFITS
                                                             ------------------------------------------------
                                                              INDEMNITY            HMOS              TOTAL
NINE MONTHS ENDED SEPTEMBER 30,                              1995   1994        1995   1994       1995   1994
                                                             ----   ----        ----   ----       ----   ----
Operating income (loss)  before adjustments                  $213   $221        $156   $160       $369   $381
Asbestos/environmental charge                                   -      -           -      -          -      -
Cost reduction charges                                         (9)     -         (11)     -        (20)     -
Reinsurance charges                                             -      -           -      -          -      -
Tax audits                                                      -      1           -     (1)         -      -
                                                             ----   ----        ----   ----       ----   ----
Operating income (loss) as published                          204    222         145    159        349    381
                                                             ----   ----        ----   ----       ----   ----

After-tax realized investment gains (losses)
    before adjustments                                        101      6           -      -        101      6
Tax audits                                                      -      -           -      -          -      -
                                                             ----   ----        ----   ----       ----   ----
After-tax realized investment gains (losses)
    as published                                              101      6           -      -        101      6
                                                             ----   ----        ----   ----       ----   ----

Net income (loss)                                            $305   $228        $145   $159       $450   $387
                                                             ====   ====        ====   ====       ====   ====


                                                                 EMPLOYEE          INDIVIDUAL
                                                                RETIREMENT &       FINANCIAL              PROPERTY &
                                                              SAVINGS BENEFITS      SERVICES               CASUALTY
NINE MONTHS ENDED SEPTEMBER 30,                                1995   1994         1995   1994          1995       1994
                                                               ----   ----         ----   ----          ----       ----
Operating income (loss)  before adjustments                    $143   $138         $112    $96           $35 *    ($206)*
Asbestos/environmental charge                                     -      -            -      -          (686)         -
Cost reduction charges                                            -      -            -      -           (55)        (9)
Reinsurance charges                                               -      -            -      -           (88)       (26)
Tax audits                                                        -     (2)           -      -             -          8
                                                               ----   ----         ----   ----          ----       ----
Operating income (loss) as published                            143    136          112     96          (794)      (233)
                                                               ----   ----         ----   ----          ----       ----

After-tax realized investment gains (losses)
    before adjustments                                            2      7            -      4            54         17
Tax audits                                                        -     (1)           -      -             -          -
                                                               ----   ----         ----   ----          ----       ----
After-tax realized investment gains (losses)
    as published                                                  2      6            -      4            54         17
                                                               ----   ----         ----   ----          ----       ----

Net income (loss)                                              $145   $142         $112   $100         ($740)     ($216)
                                                               ====   ====         ====   ====          ====       ====


                                                                                                    EARNINGS
                                                          OTHER            CONSOLIDATED            PER SHARE
NINE MONTHS ENDED SEPTEMBER 30,                        1995   1994           1995   1994          1995     1994
                                                       ----   ----           ----   ----          ----     ----
Operating income (loss)  before adjustments            ($54)  ($40)          $605   $369         $8.33    $5.10
Asbestos/environmental charge                             -      -           (686)     -         (9.45)       -
Cost reduction charges                                    -      -            (75)    (9)        (1.03)   (0.12)
Reinsurance charges                                       -      -            (88)   (26)        (1.21)   (0.36)
Tax audits                                                -      2              -      8             -     0.11
                                                       ----   ----           ----   ----          ----     ----
Operating income (loss) as published                    (54)   (38)          (244)   342         (3.36)    4.73
                                                       ----   ----           ----   ----          ----     ----

After-tax realized investment gains (losses)
    before adjustments                                   16     (3)           173     31          2.38     0.42
Tax audits                                                -      -              -     (1)            -    (0.01)
                                                       ----   ----           ----   ----          ----     ----
After-tax realized investment gains (losses)
    as published                                         16     (3)           173     30          2.38     0.41
                                                       ----   ----           ----   ----          ----     ----

Net income (loss)                                      ($38)  ($41)          ($71)  $372        ($0.98)   $5.14
                                                       ====   ====           ====   ====          ====     ====


* Amounts include asbestos and environmental losses (other than the third quarter 1995 asbestos/environmental charge noted in the adjustments) of $101 million for the nine months of 1995, compared with $42 million and $118 million for the quarter and nine months of 1994, respectively.